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Exhibit 99

                                                                 PR NEWSWIRE

           NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
             AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2012

     Red Bank, N.J. February 13, 2012 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the first quarter of fiscal 2012, which appear below, compared with the first quarter of fiscal 2011. The previously declared distribution of $0.66 per unit will be paid on February 29, 2012 to owners of record as of February 17, 2012.

                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2012   Ended 1/31/2011      Change
                            ---------------   ---------------    ----------
German Royalties Received     $6,538,261         $5,396,283       + 21.16%
Net Income                    $6,079,264         $5,084,139       + 19.57%
Net Income per Unit             $0.66              $0.55          + 20.00%
Distribution per Unit           $0.66              $0.55          + 20.00%

     The increase in net income for the first quarter of fiscal 2012 in comparison to the first quarter of fiscal 2011 did not result from the typical factors determining royalty income. The differences in net income shown in the table above resulted from a negative adjustment that reduced royalty income in the first quarter of fiscal 2011 by the equivalent of $861,629 and the receipt of $238,055 of western sulfur royalty income in first quarter of fiscal 2012. The typical key drivers (shown in the table below) of gas sales, gas prices and the average exchange rates had little impact on the change in net income as higher gas prices were almost completely offset by lower gas sales and lower average exchange rates.
The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.

                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2012   Ended 1/31/2011      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               9.749            11.707           - 16.73%
Gas Prices (Ecents/Kwh)(2)      2.8563            2.3753           + 20.25%
Gas Prices ($/Mcf)(3)           $10.67            $ 9.16           + 16.48%
Average Exchange Rate (4)       1.3017            1.3431           -  3.08%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 28.187            30.213           -  6.71%
Gas Prices (Ecents/Kwh)         2.9205            2.5404           + 14.96%
Gas Prices ($/Mcf)              $10.63            $ 9.55           + 11.31%
Average Exchange Rate           1.3028            1.3436           - 3.04%



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    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers

     In the first quarter of fiscal 2012, Trust interest income was $10,124 versus $2,383 in the first quarter of fiscal 2011. Trust expenses for the first quarter of fiscal 2012 increased 49.15% or $154,594 to $469,121 versus
$314,527 in the first quarter of fiscal 2011.   The increase in expenses
reflects legal costs associated with the Trust's litigation with OEG in Germany, costs associated with the biennial examination of the operating companies in Germany and timing differences in the NYSE fee and mailing costs associated with the annual meeting.

     For further information contact John R. Van Kirk, Managing Director, at
(732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.